Exhibit 99.1

AMENDMENT NO. 1

TO THE

GREEN PLAINS RENEWABLE ENERGY, INC.

2009 EQUITY INCENTIVE PLAN

This Amendment No. 1 to the Green Plains Renewable Energy, Inc. 2009 Equity Incentive Plan (the “Amendment”) is entered into this 2nd day of March, 2011 and effective upon approval by the shareholders of Green Plains Renewable Energy, Inc. (the “Company”) pursuant to a vote of the shareholders at the May 4, 2011 annual meeting of the Company. All terms used herein, not otherwise defined herein, shall have the meaning set forth in the Green Plains Renewable Energy, Inc. 2009 Equity Incentive Plan (the “Plan”).

WHEREAS, the Board of Directors of the Company has concluded that it is in the best interest of the Company to amend the Plan, in accordance with its authority under Section 12.1 of the Plan to increase the number of Shares available for grant under the Plan; and

WHEREAS, the Board of Directors of the Company has recommended that the shareholders of the Company approve this Amendment No. 1 at the upcoming meeting of the shareholders of the Company to be held on May 4, 2011;

NOW THEREFORE, in consideration of and subject to the terms and conditions contained herein, the Plan is amended as follows:

Section 5.1 - Number of Shares is hereby amended by modifying the stated number of Shares of “1,000,000” and replacing it with “2,500,000”.